QUEST DIAGNOSTICS REPORTS SECOND QUARTER 2007 RESULTS

LYNDHURST, N.J., JULY 24, 2007—Quest Diagnostics Incorporated (NYSE: DGX), the nation’s leading provider of diagnostic testing, information and services, announced that for the second quarter ended June 30, 2007, income from continuing operations was $142 million, or $0.73 per diluted share, compared to $156 million, or $0.78 per diluted share, in the second quarter of 2006. The second quarter of 2007 includes the results of AmeriPath, Inc., which was acquired on May 31, 2007. Second quarter 2006 results include a charge of $0.04 per share associated with the write-down of an investment.

Second quarter revenues were $1.6 billion, an increase of 3.7% compared to the prior-year level. The acquisition of AmeriPath increased consolidated revenues by 4.4% . Clinical testing revenues increased by 2.1% . Clinical testing volume, measured by the number of requisitions, decreased 6.0%, and revenue per requisition increased 8.6% . The acquisition of AmeriPath increased clinical testing volume by 1.8% and revenue per requisition by 3.1% . The change in status with UnitedHealthcare reduced consolidated revenues by approximately 4.4% and testing volume by approximately 7%.

“We made significant progress in the second quarter, and our business is getting stronger. We renewed a number of important managed care agreements, improved the efficiency of our operations, and acquired AmeriPath, becoming the premier cancer diagnostics company,” said Surya N. Mohapatra, Ph.D., Chairman and Chief Executive Officer. “Additionally, we have identified opportunities to further reduce costs by $500 million over the next two years, which will allow us to continue to expand margins and invest in growth in a highly competitive environment.”

For the second quarter, operating income was $272 million, or 16.6% of revenues, compared to $297 million, or 18.8% of revenues in 2006. This reflects a significant improvement from the first quarter of 2007 in which operating income as a percentage of revenues was 13.2% . This improvement was principally a result of actions taken to reduce costs, and higher revenue per requisition.

Bad debt expense as a percentage of revenues was 4.3% of revenues, compared to 4.4% in the first quarter. Days sales outstanding were 51 days, compared to 47 days at the end of the first quarter. The acquisition of AmeriPath increased bad debt expense as a percentage of revenues by 0.3% and days sales outstanding by 4 days. Cash flow from operations was $129 million, and was reduced by $57 million of fees and other expenses paid in connection with the acquisition of AmeriPath. This compares to $170 million in 2006. During the quarter, the company made capital expenditures of $49 million.

First Half Performance

For the first six months of 2007, income from continuing operations was $249 million, or $1.28 per diluted share, compared to $311 million, or $1.55 per diluted share in the first half of 2006. Revenues were $3.2 billion, an increase of 1.0% compared to the prior-year level. The acquisition of AmeriPath increased consolidated revenues by 2.2% . The change in status with UnitedHealthcare reduced consolidated revenues by approximately 4.6% .

Operating income for the first half was $473 million, or 14.9% of revenues, compared to $556 million, or 17.7% of revenues in 2006. The decrease was principally due to the change in status with UnitedHealthcare. Cash from operations was $280 million compared to $411 million in 2006. During the first half of 2007, the company repurchased $105 million of its common stock and made capital expenditures of $89 million.

Outlook for 2007

For the full year 2007 the company currently expects results from continuing operations as follows: adjusted earnings per diluted share of between $2.80 and $2.95; revenues of $6.6 billion to $6.7 billion, with nearly $500 million from AmeriPath; and operating income of approximately 16% of revenues. Over the same period, the company expects cash from operations to approximate $800 million and capital expenditures of between $210 million and $220 million. These estimates exclude $0.04 per share in total first quarter charges associated with workforce reductions and the expense of in-process research and development, and are before charges related to potential additional restructuring activities.

Quest Diagnostics will hold its second quarter conference call on July 24, 2007 at 8:30 A.M. Eastern Time. A simulcast of the call and a replay are available via the Internet at: www.questdiagnostics.com and registered analysts may access the call at: www.streetevents.com. In addition, a replay of the call will be available from 11:30 A.M. on July 24 through 11 P.M. on August 21, 2007 to investors in the U.S. by dialing 866-421-0437. Investors outside the U.S. may dial 203-369-0799. No password is required for either number.

Quest Diagnostics is the leading provider of diagnostic testing, information and services that patients and doctors need to make better healthcare decisions. The company offers the broadest access to diagnostic testing services through its national network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative new diagnostic tests and advanced healthcare information technology solutions that help improve patient care. Additional company information is available at: www.questdiagnostics.com.

The statements in this press release, which are not historical facts or information, may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results and outcomes to be materially different. Certain of these risks and uncertainties may include, but are not limited to, competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers and strategic partners and other factors described in the Quest Diagnostics Incorporated 2006 Form 10-K and subsequent filings.

– Table follows –

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Operations
For the Three and Six Months Ended June 30, 2007 and 2006
(in millions, except per share and percentage data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2007	2006	2007	2006

Net revenues	$1,641.2	$1,583.1	$3,167.4	$3,136.2

Operating costs and expenses:
Cost of services	968.7	926.7	1,900.5	1,842.9
Selling, general and administrative	395.1	357.9	779.9	706.4
Amortization of intangible assets	5.4	2.3	9.9	4.6
Other operating (income) expense, net	(0.4)	(1.1)	3.8	26.3
Total operating costs and expenses	1,368.8	1,285.8	2,694.1	2,580.2

Operating income	272.4	297.3	473.3	556.0

Other income (expense):
Interest expense, net	(39.2)	(22.5)	(65.7)	(46.0)
Minority share of income	(6.4)	(5.9)	(12.5)	(11.3)
Equity earnings in unconsolidated joint ventures	6.6	6.6	13.5	14.6
Other income (expense), net	0.4	(12.7)	2.3	4.8
Total non-operating expenses, net	(38.6)	(34.5)	(62.4)	(37.9)

Income from continuing operations before taxes	233.8	262.8	410.9	518.1
Income tax expense	91.9	106.8	161.5	207.5
Income from continuing operations	141.9	156.0	249.4	310.6
Loss from discontinued operations, net of taxes	(0.6)	(24.0)	(2.2)	(34.0)
Net income	$141.3	$132.0	$247.2	$276.6

Earnings per common share - basic:
Income from continuing operations	$0.74	$0.79	$1.29	$1.57
Loss from discontinued operations	-	(0.12)	(0.01)	(0.17)
Net income	$0.74	$0.67	$1.28	$1.40

Earnings per common share – diluted:
Income from continuing operations	$0.73	$0.78	$1.28	$1.55
Loss from discontinued operations	-	(0.12)	(0.01)	(0.17)
Net income	$0.73	$0.66	$1.27	$1.38

Weighted average common shares outstanding:
Basic	192.7	198.0	193.0	198.2
Diluted	194.5	200.6	194.9	200.8

Operating income as a percentage of net revenues	16.6%	18.8%	14.9%	17.7%

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Balance Sheets
June 30, 2007 and December 31, 2006
(in millions, except per share data)

	June 30,	December 31,
	2007	2007
	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$122.3	$149.6
Accounts receivable, net	973.1	774.4
Inventories	96.8	78.6
Deferred income taxes	135.8	120.5
Prepaid expenses and other current assets	87.2	67.9
Total current assets	1,415.2	1,191.0
Property, plant and equipment, net	888.9	752.4
Goodwill, net	5,128.0	3,391.0
Intangible assets, net	901.5	193.4
Other assets	160.4	133.7
Total assets	$8,494.0	$5,661.5

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$792.5	$834.0
Short-term borrowings and current portion of long-term debt	367.1	316.9
Total current liabilities	1,159.6	1,150.9
Long-term debt	3,545.0	1,239.1
Other liabilities	600.1	252.3
Stockholders’ equity:
Common stock, par value $0.01 per share; 600 shares
authorized; 213.7 and 213.8 shares issued at June 30, 2007
and December 31, 2006, respectively	2.1	2.1
Additional paid-in capital	2,197.0	2,185.1
Retained earnings	2,003.8	1,800.3
Accumulated other comprehensive income (loss)	5.1	(0.1)
Treasury stock, at cost; 20.8 and 19.8 shares at June 30, 2007
and December 31, 2006, respectively	(1,018.7)	(968.2)
Total stockholders’ equity	3,189.3	3,019.2
Total liabilities and stockholders’ equity	$8,494.0	$5,661.5

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Cash Flows
For the Six Months Ended June 30, 2007 and 2006
(in millions)
(unaudited)

	Six Months Ended
	June 30,
	2007	2006

Cash flows from operating activities:
Net income	$247.2	$276.6
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	105.2	98.6
Provision for doubtful accounts	138.7	123.8
Stock-based compensation expense	31.6	39.5
Provision for restructuring and other special charges	-	53.0
Deferred income tax benefit	7.7	(40.2)
Minority share of income	12.5	11.3
Excess tax benefits from stock-based compensation arrangements	(5.6)	(25.5)
Other, net	0.5	(1.9)
Changes in operating assets and liabilities:
Accounts receivable	(185.5)	(191.1)
Accounts payable and accrued expenses	(68.2)	28.5
Integration, settlement and other special charges	(5.2)	(0.4)
Income taxes payable	5.7	49.5
Other assets and liabilities, net	(4.3)	(10.6)
Net cash provided by operating activities	280.3	411.1

Cash flows from investing activities:
Business acquisitions, net of cash acquired	(1,479.4)	(1.0)
Capital expenditures	(89.3)	(88.1)
(Increase) decrease in investments and other assets	(6.5)	13.4
Net cash used in investing activities	(1,575.2)	(75.7)

Cash flows from financing activities:
Repayments of debt	(2,247.9)	(60.1)
Proceeds from borrowings	3,671.0	-
Decrease in book overdrafts	(18.4)	(13.7)
Purchases of treasury stock	(105.0)	(254.0)
Exercise of stock options	27.3	73.3
Excess tax benefits from stock-based compensation arrangements	5.6	25.5
Dividends paid	(38.7)	(37.6)
Distributions to minority partners	(9.3)	(9.5)
Financing costs paid	(17.0)	(0.7)
Net cash provided by (used in) financing activities	1,267.6	(276.8)

Net change in cash and cash equivalents	(27.3)	58.6

Cash and cash equivalents, beginning of period	149.6	92.1

Cash and cash equivalents, end of period	$122.3	$150.7

Cash paid during the period for:
Interest	$79.1	$47.5
Income taxes	$140.2	$182.9

Notes to Financial Tables

1)	In April 2006, the Company decided to discontinue the operations of a test kit manufacturing subsidiary, NID. During the third quarter of 2006, the Company completed its wind down of NID and classified the operations of NID as discontinued operations. The accompanying consolidated statements of operations and related disclosures have been prepared to report the results of NID as discontinued operations.

2)	The computation of basic and diluted earnings per common share is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(in millions, except per share data)

Income from continuing operations	$141.9	$156.0	$249.4	$310.6
Loss from discontinued operations	(0.6)	(24.0)	(2.2)	(34.0)
Net income available to common stockholders – basic and diluted	$141.3	$132.0	$247.2	$276.6

Weighted average common shares outstanding - basic	192.7	198.0	193.0	198.2

Effect of dilutive securities:
Stock options, restricted common shares and performance share units	1.8	2.6	1.9	2.6

Weighted average common shares outstanding - diluted	194.5	200.6	194.9	200.8

Earnings per common share - basic:
Income from continuing operations	$0.74	$0.79	$1.29	$1.57
Loss from discontinued operations	-	(0.12)	(0.01)	(0.17)
Net income	$0.74	$0.67	$1.28	$1.40

Earnings per common share - diluted:
Income from continuing operations	$0.73	$0.78	$1.28	$1.55
Loss from discontinued operations	-	(0.12)	(0.01)	(0.17)
Net income	$0.73	$0.66	$1.27	$1.38

3)	During 2007, the Company initiated plans to adjust its cost structure to match its new volume levels. Costs recorded for workforce reductions amounted to $3.5 million and $14.2 million for the three and six months ended June 30, 2007, respectively. Of these costs, $2.6 million and $6.5 million for the three and six months ended June 30, 2007, respectively, were included in cost of services and $0.9 million and $7.7 million for the three and six months ended June 30, 2007, respectively, were included in selling, general and administrative expenses.

4)	Other operating (income) expense, net represents miscellaneous income and expense items related to operating activities including gains and losses associated with the disposal of operating assets and provisions for restructurings and other special charges. For the six months ended June 30, 2007, other operating (income) expense, net includes a $4.0 million charge related to in-process research and development expense associated with HemoCue, which the Company acquired on January 31, 2007.

During the first quarter of 2006, the Company finalized its plan related to the integration of LabOne, Inc., and recorded a charge of $20.7 million associated with executing the integration plan. The $20.7 million charge relates to actions that impact Quest Diagnostics’ employees and operations and is comprised principally of employee severance costs. In addition, during the first quarter of 2006, the Company recorded a $4.1 million charge related to consolidating its operations in California into a new facility. The costs were comprised primarily of employee severance costs and the write-off of certain operating assets.

5)	Other income (expense), net represents miscellaneous income and expense items related to non-operating activities such as gains and losses associated with investments and other non-operating assets.

For the three and six months ended June 30, 2006, other income (expense), net includes a second quarter charge of $12.3 million associated with the write-down of an investment. For the six months ended June 30, 2006, other income (expense), net includes a first quarter gain of $15.8 million on the sale of an investment.

6)	During the six months ended ending June 30, 2007, the Company repurchased approximately 2.1 million shares of its common stock at an average price of $50.98 per share for $105 million. For the three and six months ended June 30, 2007, the Company reissued 0.4 million and 1.1 million shares, respectively, for employee benefit plans. Since the inception of the share repurchase program in May 2003, the Company has repurchased 43.4 million shares of its common stock at an average price of $45.18 for $2.0 billion. At June 30, 2007, $145 million of the share repurchase authorizations remained available.

7)	The following table summarizes the approximate impact of various items on year-over-year comparisons for certain revenue metrics reported for the three and six months ended June 30, 2007, and is included for informational purposes only:

	Continuing Operations
	Three Months Ended			Six Months Ended
	June 30, 2007			June 30, 2007

	Consolidated		Revenue	Consolidated		Revenue
	Revenue	Volume	per	Revenue	Volume	per
	Growth	Growth	Requisition	Growth	Growth	Requisition

Reported:	3.7%	(6.0)%	8.6%	1.0%	(6.6)%	6.6%

Impact on comparisons to
prior year of:
Contract change	(4.4)%	(6.9)%	2.0%	(4.6)%	(6.5)%	1.5%
Acquisitions:
AmeriPath	4.4%	1.8%	3.1%	2.2%	0.9%	1.6%
All Other	2.3%	0.2%	0.4%	2.0%	0.2%	0.4%

8)	Adjusted diluted earnings per common share represents management's estimate of diluted earnings per common share from continuing operations for the full year 2007, before charges associated with workforce reductions and in-process research and development. Adjusted diluted earnings per common share is presented because management believes it is a useful adjunct to estimated diluted earnings per common share and other measurements under accounting principles generally accepted in the United States since it is a meaningful measure of the Company's ongoing operating performance and is on a basis consistent with previous estimates of diluted earnings per common share. Adjusted diluted earnings per common share is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to estimated diluted earnings per common share. The following table reconciles estimated diluted earnings per common share to estimated adjusted diluted earnings per common share:

Twelve Months
Ended
December 31,
2007

Estimated diluted earnings per common share	$2.76 - $2.91

Add:
Charges associated with workforce reductions	0.03
Charge associated with in-process research & development	0.01

Estimated adjusted diluted earnings per common share	$2.80 - $2.95

9)	The Company has identified opportunities to reduce annual costs by $500 million and expects to achieve this annual rate by the end of 2009. As the detailed plans to implement these opportunities are approved and executed, it will result in recording charges associated with the implementation. These charges may be material to the results of operations and cash flows in the periods recorded.